Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Julius Baer Americas Inc. and Subsidiaries

We consent to the use of our report dated December 14, 2007 with respect to the consolidated statement of financial position of Julius Baer Americas Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
February 11, 2008